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                                                                    EXHIBIT 10.1

                                    QLT INC.
                               2005 INCENTIVE PLAN

The 2005 Incentive Plan (the "Plan") is a cash bonus plan in which the executive officers of QLT Inc. (the "Company") are eligible to participate. The Plan provides cash bonuses based on the achievement of goals related to individual and/or corporate performance in 2005.

The Executive Compensation Committee of the Company's Board of Directors (the "Compensation Committee") administers the Plan. The Compensation Committee, in its sole discretion, selects the individuals who shall participate in the Plan and establishes the performance goal or goals for each participant and the formulae used to determine the actual bonus (if any) payable to each participant under the Plan. Cash target awards for the Company's executive officers are established by the Compensation Committee.

The amount of the cash bonus that executive officers are eligible to receive is based on a pre-determined target percentage of base salary and is subject to the achievement of corporate and/or individual goals, as follows:

                                                      RANGE OF POSSIBLE BONUS      WEIGHTING BETWEEN CORPORATE AND
                               TARGET BONUS (AS A %   PAYMENT (AS A % OF BASE      INDIVIDUAL GOALS
LEVEL                          OF BASE SALARY)        SALARY)
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
Chief Executive Officer        75%                    0 - 150%                     100% Corporate
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Chief Financial Officer,       45%                    0 - 90%                      80% Corporate/20% Individual
Chief Business Officer and
Chief Medical Officer
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Other Senior Vice Presidents   40%                    0 - 80%                      75% Corporate/25% Individual
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Vice Presidents who are        40%                    0 - 80%                      75% Corporate/25% Individual
Executive Officers
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

Individual Goals. The individual goals relate to the individual executive officer's area of responsibility and are designed to facilitate the achievement of the Company's corporate goals. Executive officers may attain between 0% and 200% of his or her individual goals, depending on performance.

Corporate Goals. Executive officers may attain between 0% and 200% of a corporate goal, depending on the extent to which the goal is achieved. The following is the nature and relative weighting of the corporate goals and stretch goals:

      o Achievement of Visudyne, Eligard and total product sales growth objectives : 25%

      o  Achievement of prescribed earnings per share target: 10%

      o Achievement of specified objectives relating to research & development opportunities, clinical development progress and manufacturing efficiencies: 40%


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      o  Achievement of specified business development objectives regarding pipeline and product expansion: 20%

      o  Support high performance culture: 5%

The Compensation Committee, in its sole discretion, may (a) eliminate, increase or reduce the bonus payable to any participant above or below that which otherwise would be payable under the payout formula, (b) determine whether or not any bonus will be paid in the event of a participant's termination of service prior to the end of the performance period and (c) modify or terminate the Plan at any time.

Payment of bonuses, if any, under the Plan shall be made as soon as practicable after the end of the performance period during which the bonus was earned. Each bonus shall be paid in cash in a single lump sum, subject to payroll taxes and tax withholding.

Each bonus that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in the Plan should be construed to create a trust or to establish or evidence any participant's claim of any right to payment of a bonus other than as an unsecured general creditor with respect to any payment to which a participant may be entitled.